EXHIBIT 77 (C)

An annual meeting of the Fund's shareholders was held on May 20, 2002. The number of outstanding shares of common stock on record date, April 1, 2002, for the Mairs and Power Growth Fund was 14,282,330. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, and the number of abstentions with respect to such matters, are set forth below.

      (a)   The Fund's shareholders elected the following directors:

               Director's Name             Votes For              Votes Withheld
               ---------------             ---------              --------------
            George A. Mairs                7,608,180                 118,744
            William B. Frels               7,610,128                 116,796
            Peter G. Robb                  7,610,450                 116,474
            J. Thomas Simonet              7,658,611                  68,313
            Charlton Dietz                 7,664,408                  62,515
            Norbert J. Conzemius           7,670,164                  56,760
            Charles M. Osborne             7,667,740                  59,184

      (b) The Fund's shareholders ratified the selection by the Fund's Board of Directors of Ernst & Young LLP as the Fund's independent public accountant for the Fund for the fiscal year end December 31, 2002. The following votes were cast regarding this matter:

                 Votes For               Votes Against            Abstentions
                 ---------               -------------            -----------
                 7,556,155                  77,827                   92,943

      (c)   There were no other matters voted on or discussed.